Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the 12 month periods ending December 31, 2003, 2002 and 2001 and for the nine month period ending September 30, 2004 and pro-forma figures for the nine months ending September 30, 2004 and year ending December 31, 2003

                                                        Nine
                                                       months                                  Year
                                                       ending                                 ending
                                                      09/30/04     12/31/03     12/31/02     12/31/01     12/31/00     12/31/99
                                                      --------     --------     --------     --------     --------     --------
Earnings

Pre-tax income (loss) from continuing operations
before minority interests before cumulative
effect of change in accounting principle               551,972      443,130        7,150      330,551      305,951      (91,150)
add back:
Share in results from associated companies              (5,933)     (33,533)      10,711      (22,317)     (12,817)      (3,067)

                                                      -------------------------------------------------------------------------
Pre-tax income from continuing subsidiaries            546,039      409,597       17,861      308,234      293,134      (94,217)

add:
Fixed charges                                          167,088      102,390       93,334      105,720      107,481      102,464
Amortisation of capitalised interest                        83          587          566        3,580          139           76
Distributed income from equity method investees          2,880           --           --           --           --        2,346
Share of pre-tax losses of equity investees for
which charges arising from guarantees are
included in fixed charges                                   --           --           --           --           --

subtract:
Interest capitalised                                        --         (290)      (1,902)      (1,815)        (400)      (3,163)
Preference dividends of consolidated subsidiaries           --           --           --           --           --
Minority interest in pre-tax income of
subsidiaries that have not incurred fixed charges           --           --           --           --           --

                                                      -------------------------------------------------------------------------
                                                       716,090      512,284      109,859      415,719      400,354        7,506
                                                      =========================================================================

Fixed Charges

Interest expensed                                      155,979       75,097       71,311       89,952       95,631       88,728
Interest capitalised                                        --          290        1,902        1,815          400        3,163
Amortisation of debt premiums, discounts and
expenses***                                                 --           --           --           --           --           --
Interest included in rental expense                     11,109       27,003       20,121       13,953       11,450       10,573
Preference dividends of consolidated subsidiaries           --           --           --           --           --           --

                                                      -------------------------------------------------------------------------
                                                       167,088      102,390       93,334      105,720      107,481      102,464
                                                      =========================================================================

Ratio of earnings to fixed charges                        4.29         5.00         1.18         3.93         3.72         0.07
Deficiency of earnings available to cover
fixed charges                                                                                                            94,958

***  shown as zero as this item is already included within interest expense

02089.0009 #537755